Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I: We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company dated March 4, 2016 and on the financial statements of each sub-account within Jackson National Separate Account I dated March 22, 2016, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Pre-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account I. /s/KPMG LLP Chicago, Illinois August 24, 2016